Exhibit 99.1

For Media	For Investors

Aaron Bedy	Denise Stone
Global Communications	Investor Relations
404-538-5289	973-214-9953
aaron.bedy@bearingpoint.com	denise.stone@bearingpoint.com
For immediate release
BearingPoint Reports 2007 Financial Results
Files 2007 Form 10-K; Releases Final, Audited 2007 Results in Line with Prior, Preliminary Estimates; Affirms 2008 Guidance
McLean, Va. — Feb. 28, 2008 — BearingPoint (NYSE: BE), one of the world’s largest management and technology consulting firms, today announced its final, audited fourth-quarter and year-end financial results for the period ending Dec. 31, 2007.
“Today marks an important milestone for BearingPoint as we are once again timely with our SEC filings,” said Ed Harbach, BearingPoint’s chief executive officer. “In 2007, we also significantly reduced our SG&A expenses and exceeded our year-end cash balance target for 2007, ending the year with cash on hand of $468.5 million.
“While last year’s financial results were disappointing overall, we have a lot to build on. In 2008, we are focused on controlling costs, increasing cash flow and improving utilization of our talented workforce,” continued Harbach. “We are investing in our people, in our systems and in our technology—all of which will lead to a stronger and more flexible organization.
“We have some strong momentum entering the year, which we will use to strategically leverage our global footprint and capitalize on areas where we have a differentiated portfolio of expertise, particularly our strong Public Services practice,” continued Harbach. “We will execute our plan, lead with our strengths and make profitability our first priority.
“We are now at a clear inflection point in our business and in our history. We are excited about what our future holds,” concluded Harbach.
2007 Year-End Financial Results
Gross revenues and net revenues increased compared to 2006, demonstrating the continuing resilience in our core business. Contributing to the net loss for 2007 were bonuses accrued and payable to our employees, in part for 2006, as well as 2007; non-cash compensation expense related to the vesting of stock-based awards; lease and facilities restructuring charges; external costs related to the preparation of our financial statements, and our auditors’ review of our financial statements and the testing of internal controls (“external accounting costs”). Year-over-year external accounting costs were down significantly and we expect continued

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improvement in these costs in 2008 now that we are once again timely in our SEC filings.
Of particular note in 2007 are the following:
•	Bookings for 2007 were $2.86 billion compared to $3.13 billion in 2006. Our EMEA and Asia-Pacific units posted positive bookings growth. Public Services bookings remained strong with year-over-year decreases being accounted for by the signing of several exceptionally large multi-year bookings in our State, Local and Education sector in early 2006.

•	Gross revenue was $3.46 billion in 2007 compared to $3.44 billion in 2006, an increase of 0.3 percent primarily due to increases in EMEA, Public Services, Asia-Pacific and Latin America, which were offset by declines in the Financial Services practice and, to a lesser extent, the Commercial Services practice.

•	Net revenue, calculated by subtracting other direct contract expenses (ODCE) of $819.6 million from gross revenue of $3.46 billion, was $2.64 billion in 2007 compared to $2.55 billion in 2006 ($3.44 billion in gross revenue minus $897 million ODCE), an improvement of 3.5 percent, due primarily to decreased dependency on subcontractors.

•	Gross profit was $469 million or 18 percent of net revenue in 2007 compared to $551 million or 22 percent of net revenue in 2006.

•	Operating loss increased by 17 percent to $233 million in 2007 compared to an operating loss of $199 million in 2006.

•	Net loss for 2007 was $363 million versus a loss of $213 million for 2006. This increase in net loss was driven by the previously mentioned decrease in gross profit; an increase in interest expense due to both interest attributable to our 2007 Credit Facility and the acceleration of debt issuance costs resulting from the termination of our prior credit facility; and an increase in income tax expense associated with our profitable operations in other countries.

•	Loss per share basic and diluted was $1.68 in 2007 compared to a loss of $1.01 in 2006.

•	The cash balance at the end of 2007 was $469 million, an improvement of $76 million compared to the $393 million cash balance at the end of 2006 and $37 million in sequential improvement compared to the third quarter of 2007.

•	Attrition decreased slightly in 2007 to 24.7 percent compared to 25.6 percent in 2006.

•	Utilization increased in 2007 to 77.2 percent compared to 76.2 percent in 2006.
Fourth-Quarter 2007 Financial Results
For the fourth quarter of fiscal 2007, we realized a net loss of $169.0 million, which was significantly above the average of our net losses incurred in the first three quarters of fiscal 2007. Proactive management actions taken in the fourth quarter and intended to drive further cost savings in 2008 contributed significantly to the magnitude of this loss. These fourth quarter management actions included, among other things, lease and facilities restructuring costs of $20.6 million and additional severance costs of $14.4 million. Also contributing to the

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fourth-quarter loss was $58.8 million in contract write-downs and loss accruals, a notable net year-over-year increase over the fourth quarter of fiscal 2006. Notwithstanding these fourth-quarter increases, total contract write-downs and loss accruals for the full fiscal year continued to show improvement, as compared to contract write-downs and loss accruals for 2006 and 2005.
2008 Business Outlook
For the year ending Dec. 31, 2008 BearingPoint is affirming the following guidance:
•	Net revenue will be flat to slightly up from the 2007 total of $2.64 billion.

•	SG&A expense in the range of $570 million to $585 million.

•	Net income/loss of between $70 million loss to $1 million income.

•	Cash and cash equivalents in the range of $500 million to $570 million.

•	Free cash flow in the range of $30 million to $100 million. Free cash flow is calculated by subtracting purchases of property and equipment from cash provided by operating activities.
This financial guidance is based on information available to management as of Feb. 28, 2008. BearingPoint expressly disclaims any duty to update this guidance.
About BearingPoint, Inc.
BearingPoint, Inc. (NYSE: BE) is one of the world’s largest providers of management and technology consulting services to Global 2000 companies and government organizations in 60 countries worldwide. Based in McLean, Va., the firm has approximately 17,000 employees focusing on the Public Services, Commercial Services and Financial Services industries. BearingPoint professionals have built a reputation for knowing what it takes to help clients achieve their goals, and working closely with them to get the job done. Our service offerings are designed to help our clients generate revenue, increase cost-effectiveness, manage regulatory compliance, integrate information and transition to “next-generation” technology. For more information, visit the Company’s Web site at www.BearingPoint.com.
Forward-Looking Statements
This release contains forward-looking statements. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “continue,” “expects,” “intends,” “plans,” “believes,” “in the Company’s view” and similar expressions are used to identify these forward-looking statements. These statements are only predictions and, as such, are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict and could materially and adversely affect the Company’s financial condition and results of operations. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made, and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on current information and expectations of the Company that involve a number of risks, uncertainties, and assumptions.

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The Company’s operations, financial condition and outlook are subject to various risks. For information regarding these risks, please refer to the risk factors included in Item 1A, “Risk Factors” to the Company’s Annual Report on Form 10-K for the year ended Dec. 31, 2007, and other reports and documents filed with the U.S. Securities and Exchange Commission and available at http://www.sec.gov. These risks include, but are not limited to: the Company’s inability to meet client demands, maintain billing and utilization rates and control costs, successfully implement its new North American financial system, significantly reduce selling, general and administrative expenses, minimize cost overruns relating to its services, meet expected near-term cash needs, and generate sufficient positive cash flow from operating activities so that the Company can repurchase debentures upon the exercise of an option by the holders of such debentures; legal liabilities and damage to its professional reputation from claims made against our work; the limitations imposed by the Company’s credit facility; any requirement to post cash collateral to support obligations under its credit facility or surety bonds; the inability to obtain new surety bonds, letters of credit or bank guarantees in support of client engagements; and any downgrade in the Company’s credit ratings; the failure to file timely SEC periodic reports; and potential delisting from the New York Stock Exchange.
Financial and Operational Notes
We believe that it is useful to monitor net revenue because it represents the actual amount paid by our clients for the services we provide. Net revenue is a non-GAAP financial measure. The most directly comparable financial measure in accordance with generally accepted accounting principals in the United States of America (“GAAP”) is revenue. Net revenue is derived by reducing the components of revenue that consist of other direct contract expenses, which are costs that are directly attributable to client engagements. These costs include items such as computer hardware and software, travel expenses for professional personnel and costs associated with subcontractors. Gross revenue for 2007 totaled $3.46 billion and other direct contract expenses for the same period totaled $819.6 million. When other direct contact expenses are subtracted from gross revenue, the result is $2.64 billion, which is net revenue.
We believe that free cash flow is a useful measure because it allows better understanding and assessment of our ability to meet debt service requirements and the amount of recurring cash generated from operations after expenditures for fixed assets. Free cash flow does not represent our residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures such as repayment of maturing debt. Free cash flow is a non-GAAP financial measure. The most directly comparable financial measure calculated in accordance with GAAP is net cash provided by operating activities. Free cash flow is calculated by subtracting purchases of property and equipment from net cash provided by operating activities.
We believe that information regarding our new contract bookings provides useful trend information regarding how the volume of our new business changes over time. Comparing the amount of new contract bookings and revenue provides us with an additional measure of the short-term sustainability of revenue growth. Information regarding our new bookings should not be compared to, or substituted for, an analysis of our revenue over time. There are no third-party standards or requirements governing the calculation of bookings. New contract bookings are recorded using then existing currency exchange rates and are not subsequently adjusted for currency fluctuations. These amounts represent our estimate at contract signing of the net revenue expected over the term of that contract and involve estimates and judgments regarding new contracts as well as renewals, extensions and additions to existing contracts. Subsequent cancellations, extensions and other matters may affect the amount of bookings previously reported. Bookings do not include potential revenue that could be earned from a client relationship as a result of future expansion of service offerings to that client, nor does it

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reflect option years under contracts that are subject to client discretion. State and Federal government contracts or work orders are not included in bookings until related appropriations spending has been properly approved and, then, only to the extent of the amount of spending approved. Consequently, there can be significant differences between the times of contract signing and new contract booking recognition. Although our level of bookings provides some indication of how our business is performing, we do not characterize our bookings, or our engagement contracts associated with new bookings, as backlog because our engagements generally can be cancelled or terminated on short notice or without notice.
Utilization represents the percentage of time our consultants are performing work, and is defined as total hours charged to client engagement or to non-chargeable client-relationship projects divided by total available hours for any specific time period, net of holiday and paid vacation hours.

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BEARINGPOINT, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$466,815	$389,571
Restricted cash (note 2)	1,703	3,097
Accounts receivable, net of allowance for doubtful accounts of $5,980 at December 31, 2007 and $5,927 at December 31, 2006	356,178	361,638
Unbilled revenue	319,132	341,357
Income tax receivable	8,869	1,414
Deferred income taxes	11,521	7,621
Prepaid expenses	36,500	33,677
Other current assets	38,122	65,611

Total current assets	1,238,840	1,203,986
Property and equipment, net	113,771	146,392
Goodwill	494,656	463,446
Deferred income taxes, less current portion	25,179	41,663
Other assets	108,958	83,753

Total assets	$1,981,404	$1,939,240

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Current portion of notes payable	$3,700	$360
Accounts payable	215,999	270,321
Accrued payroll and employee benefits	368,208	369,503
Deferred revenue	115,961	131,313
Income tax payable	58,304	33,324
Current portion of accrued lease and facilities charges	17,618	17,126
Deferred income taxes	15,022	20,109
Accrued legal settlements	8,716	59,718
Other current liabilities	108,364	135,837

Total current liabilities	911,892	1,037,611
Notes payable, less current portion	970,943	671,490
Accrued employee benefits	118,235	116,087
Accrued lease and facilities charges, less current portion	48,066	49,792
Deferred income taxes, less current portion	9,581	7,984
Income tax reserve	243,308	108,499
Other liabilities	148,668	125,078

Total liabilities	2,450,693	2,116,541

Commitments and contingencies (notes 9, 10, 11)

Stockholders’ deficit:
Preferred stock, $.01 par value 10,000,000 shares authorized	—	—
Common stock, $.01 par value 1,000,000,000 shares authorized, 219,890,126 shares issued and 215,156,077 shares outstanding on December 31, 2007 and 205,406,249 shares issued and 201,593,999 shares outstanding on December 31, 2006	2,186	2,044
Additional paid-in capital	1,438,369	1,315,190
Accumulated deficit	(2,180,578)	(1,697,639)
Notes receivable from stockholders	—	(7,466)
Accumulated other comprehensive income	308,857	246,297
Treasury stock, at cost (4,734,049 shares on December 31, 2007 and 3,812,250 shares on December 31, 2006)	(38,123)	(35,727)

Total stockholders’ deficit	(469,289)	(177,301)

Total liabilities and stockholders’ deficit	$1,981,404	$1,939,240

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BEARINGPOINT, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)

	Year Ended December 31,
	2007	2006	2005
Revenue	$3,455,562	$3,444,003	$3,388,900

Costs of service:
Professional compensation	1,846,571	1,716,632	1,770,405
Other direct contract expenses	819,618	896,999	972,787
Lease and facilities restructuring charges	20,869	29,621	29,581
Other costs of service	299,979	250,225	258,135

Total costs of service	2,987,037	2,893,477	3,030,908

Gross profit	468,525	550,526	357,992
Amortization of purchased intangible assets	—	1,545	2,266
Goodwill impairment charge	—	—	166,415
Selling, general and administrative expenses	701,317	748,250	750,867

Operating loss	(232,792)	(199,269)	(561,556)
Interest income	12,084	8,749	9,049
Interest expense	(61,216)	(37,182)	(33,385)
Insurance settlement	—	38,000	—
Other (expense) income, net	(8,566)	8,659	(13,630)

Loss before taxes	(290,490)	(181,043)	(599,522)
Income tax expense	72,233	32,397	122,121

Net loss	$(362,723)	$(213,440)	$(721,643)

Loss per share — basic and diluted:
Net loss	$(1.68)	$(1.01)	$(3.59)
Weighted average shares — basic and diluted	216,167,179	212,154,618	201,020,274

BEARINGPOINT, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,
	2007	2006	2005

Cash flows from operating activities:
Net loss	$(362,723)	$(213,440)	$(721,643)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Deferred income taxes	4,060	(13,406)	49,211
Allowance (benefit) for doubtful accounts	2,465	(464)	5,334
Stock-based compensation	97,062	53,393	85,837
Impairment of goodwill	—	—	166,415
Depreciation and amortization of property and equipment	63,472	74,023	70,544
Amortization of purchased intangible assets	—	1,545	2,266
Lease and facilities restructuring charges	20,869	29,621	29,581
Loss on disposal and impairment of assets	9,575	3,769	—
Amortization of debt issuance costs and debt accretion	13,955	8,936	12,396
Other	11,326	(8,549)	11,597
Changes in assets and liabilities:
Accounts receivable	17,353	84,124	(52,196)
Unbilled revenue	28,510	19,814	20,492
Income tax receivable, prepaid expenses and other current assets	19,742	(23,702)	26,318
Other assets	(14,363)	(5,710)	(10,025)
Accounts payable	(58,711)	(26,322)	(3,113)
Accrued legal settlements and other current liabilities	(51,421)	(12,715)	61,240
Accrued payroll and employee benefits	(5,501)	48,099	47,018
Deferred revenue	(18,941)	(38,605)	62,788
Income tax reserve and other liabilities	29,084	78,269	22,869

Net cash (used in) provided by operating activities	(194,187)	58,680	(113,071)

Cash flows from investing activities:
Purchases of property and equipment	(37,335)	(50,581)	(40,849)
Decrease (increase) in restricted cash	1,393	118,151	(100,194)

Net cash (used in) provided by investing activities	(35,942)	67,570	(141,043)

Cash flows from financing activities:
Proceeds from issuance of common stock	12,374	—	14,896
Treasury stock through net share delivery	(1,614)	—	—
Net proceeds from issuance of notes payable	284,015	—	282,156
Repayments of notes payable	(4,209)	(6,506)	(16,985)
Repayments of notes receivable from stockholders		—	—
Decrease in book overdrafts	—	(810)	(980)
Payments made in lieu of stock issuance	—	—	(4,929)
Increase in notes receivable from stockholders	—	—	(6)

Net cash provided by (used in) financing activities	290,566	(7,316)	274,152

Effect of exchange rate changes on cash and cash equivalents	16,807	15,297	(9,508)

Net increase in cash and cash equivalents	77,244	134,231	10,530
Cash and cash equivalents — beginning of period	389,571	255,340	244,810

Cash and cash equivalents — end of period	$466,815	$389,571	$255,340

Supplementary cash flow information:
Interest paid	$43,733	$27,582	$17,547
Taxes paid, net of refunds	$18,427	$21,333	$(41,741)

Supplemental non-cash investing and financing activities:
Settlement of notes receivable from stockholders	$7,466	$—	$—
Settlement of Softline acquisition obligation	$10,389	$—	$—
Sale of common stock — BE an Owner	$10,148	$—	$—
Beneficial conversion feature related to the July 2005 Debentures	$—	$—	$14,288
Fair value of July 2005 Warrants	$—	$—	$8,073

SEGMENT RESULTS
(in thousands, except percentages)

	Year Ended December 31,
	2007	2006	$ Change	% Change
Revenue
Public Services	$1,432,645	$1,339,358	$93,287	7.0%
Commercial Services	509,789	554,806	(45,017)	(8.1%)
Financial Services	264,198	399,331	(135,133)	(33.8%)
EMEA	791,298	703,083	88,215	12.5%
Asia Pacific	362,715	360,001	2,714	0.8%
Latin America	90,091	82,319	7,772	9.4%
Corporate/Other	4,826	5,105	(279)	n/m

Total	$3,455,562	$3,444,003	$11,559	0.3%

	Year Ended December 31,
	2007	2006	$ Change	% Change
Gross Profit
Public Services	$263,431	$263,841	$(410)	(0.2%)
Commercial Services	81,656	81,419	237	0.3%
Financial Services	41,627	135,187	(93,560)	(69.2%)
EMEA	153,959	129,523	24,436	18.9%
Asia Pacific	81,946	80,448	1,498	1.9%
Latin America	(11,240)	9,058	(20,298)	n/m
Corporate/Other	(142,854)	(148,950)	6,096	n/m

Total	$468,525	$550,526	$(82,001)	(14.9%)

	Year Ended December 31,
	2007	2006
Gross Profit as a % of revenue
Public Services	18.4%	19.7%
Commercial Services	16.0%	14.7%
Financial Services	15.8%	33.9%
EMEA	19.5%	18.4%
Asia Pacific	22.6%	22.3%
Latin America	(12.5%)	11.0%
Corporate/Other	n/m	n/m

Total	13.6%	16.0%